PRESS RELEASE                                 SOURCE:  First Trust Advisors L.P.


FIRST TRUST ADVISORS L.P. ANNOUNCES PORTFOLIO MANAGER CONFERENCE CALL FOR FIRST TRUST STRATEGIC HIGH INCOME FUND II

WHEATON, IL -- (BUSINESS WIRE) -- October 3, 2016 -- First Trust Advisors L.P. ("FTA") announced today that First Trust Strategic High Income Fund II (NYSE:
FHY) intends to host a conference call with Brookfield Investment Management, Inc. ("Brookfield"), the Fund's investment sub-advisor, on MONDAY, OCTOBER 17, 2016, AT 4:15 P.M. EASTERN TIME. The purpose of the call is to hear Brookfield's portfolio management team provide updates for the Fund and the Market.

-- Dial-in Number: (855) 490-5687; International (719) 386-0002; and Passcode # 212880. Please call 10 to 15 minutes before the scheduled start of the teleconference.

-- Telephone Replay: (888) 203-1112; International (719) 457-0820; and Passcode # 4941740. The replay will be available after the call until 11:59 P.M. Eastern Time on Thursday, November 17, 2016.

First Trust Advisors L.P., the Fund's investment advisor, along with its affiliate, First Trust Portfolios L.P., are privately-held companies which provide a variety of investment services, including asset management and financial advisory services, with collective assets under management or supervision of approximately $99 billion as of August 31, 2016 through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts.

Brookfield is a wholly-owned subsidiary of Brookfield Asset Management, a global alternative asset manager with approximately $250 billion in assets under management as of June 30, 2016. Brookfield Asset Management has over a 100-year history of owning and operating assets with a focus on property, renewable power, infrastructure and private equity. Brookfield Asset Management's public market activities are conducted by Brookfield, a registered investment advisor, with over $16 billion of assets under management as of June 30, 2016.

If you have questions about the Fund that you would like answered on the call, please email your questions to cefquestions@ftadvisors.com in advance of the call and refer to FHY, by Thursday, October 13, 2016, 4:15 P.M. Eastern Time.

Principal Risk Factors: Investment return and market value of an investment in the Fund will fluctuate. Shares, when sold, may be worth more or less than their original cost.

The debt securities in which the Fund invests are subject to certain risks, including issuer risk, reinvestment risk, prepayment risk, credit risk, and interest rate risk. Issuer risk is the risk that the value of fixed-income securities may decline for a number of reasons which directly relate to the issuer. Reinvestment risk is the risk that income from the Fund's portfolio will decline if the Fund invests the proceeds from matured, traded or called bonds at market interest rates that are below the Fund portfolio's current earnings rate. Prepayment risk is the risk that, upon a prepayment, the actual outstanding debt on which the Fund derives interest income will be reduced. Credit risk is the risk that an issuer of a security will be unable or unwilling to make dividend, interest and/or principal payments when due and that the value of a security may decline as a result. Interest rate risk is the risk that fixed-income securities will decline in value because of changes in market interest rates.

Residential mortgage-backed securities may have less potential for capital appreciation than comparable fixed-income securities due to the likelihood of increased prepayments of mortgages as interest rates decline.

The Fund invests in non-investment grade debt instruments, commonly referred to as "high-yield securities". High-yield securities are subject to greater market fluctuations and risk of loss than securities with higher ratings. Lower-quality debt tends to be less liquid than higher-quality debt.

The Fund invests in securities of non-U.S. issuers which are subject to higher volatility than securities of U.S. issuers. Risks may be heightened for securities of companies located in, or with significant operations in, emerging market countries. Because the Fund invests in non-U.S. securities, you may lose money if the local currency of a non-U.S. market depreciates against the U.S. dollar.

Use of leverage can result in additional risk and cost, and can magnify the effect of any losses.

The risks of investing in the Fund are spelled out in the prospectus, shareholder report and other regulatory filings.

The Fund's daily closing New York Stock Exchange price and net asset value per share as well as other information can be found at www.ftportfolios.com or by calling 1-800-988-5891.


CONTACT: JEFF MARGOLIN -- (630) 915-6784


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Source:  First Trust Advisors L.P.